Exhibit 99.1

July 24, 2026

Franklin Financial Reports Second Quarter and Year-to-Date 2026 Results;
Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its second quarter and year-to-date 2026 financial results.

A summary of notable operating results as of or for the second quarter ended June  30, 2026 follows:

•	Net Income: $6.6 million ($1.47 per diluted share) for the second quarter of 2026 compared to $5.9 million ($1.32 per diluted share) for the second quarter of 2025, an increase of 11.9%.
•	Wealth Management: Fees were $2.6 million, an increase of 6.1% from $2.4 million in the second quarter of 2025. Assets under management were $1.5 billion on June 30, 2026.
•	Asset Growth: $2.335 billion in assets on June 30, 2026, compared to $2.239 billion at year-end 2025, an increase of 4.3% (8.6% annualized).
•	Loan Growth: Total net loans of $1.589 billion on June 30, 2026, an increase of 3.1% (6.2% annualized) from December 31, 2025.
•	Deposit Growth: Total deposits of $1.925 billion on June 30, 2026, an increase of 4.8% (9.6% annualized) from December 31, 2025.
•

Quarterly Performance Metrics: Return on Average Assets (ROA) 1.14%, Return on Average Equity (ROE) 14.80%, and Net Interest Margin (NIM) of 3.50% on an annualized basis, compared to a ROA of 1.04%, ROE of 15.64%, and NIM of 3.21% for the second quarter of 2025.

•

On July 16, 2026, the Board of Directors declared a $0.34 per share regular quarterly cash dividend for the third quarter of 2026 to be paid on August 26, 2026, to shareholders of record at the close of business on August 7, 2026.

A summary of notable operating results for the six months ended June 30, 2026 follows:

•	Net Income: $13.2 million ($2.94 per diluted share) compared to $9.8 million ($2.20 per diluted share) for the six months ended June 30, 2025, an increase of 34.8%.
•	Wealth Management: Fees were $4.9 million, an increase of 5.2% from $4.6 million for the first six months of 2025.
•

Year-to-Date Performance Metrics: Return on Average Assets (ROA) 1.17%, Return on Average Equity (ROE) 14.96%, and Net Interest Margin (NIM) of 3.52% on an annualized basis, compared to a ROA of 0.89%, ROE of 13.27%, and NIM of 3.13% for the comparable period in 2025.

Balance Sheet Highlights

Total assets on June  30, 2026 were $2.335 billion an increase of 4.3% from $2.239 billion on December 31, 2025.  Significant changes in the balance sheet from December 31, 2025, to June  30, 2026, include:

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Debt Securities Available for Sale: Decreased $2.2 million, or (0.5%), net of purchases, due primarily to paydowns.  On June 30, 2026, the net unrealized loss in the portfolio was $29.1 million compared to $26.8 million at year-end 2025.

•

Net  Loans: Increased $48.2 million or 3.1% (6.2% annualized) over the year-end 2025 balance, primarily from an increase of $45.8 million in commercial real estate (CRE) loans and $24.7 million in residential 1-4 family loans, which was partially offset by a decrease of $19.6 million in commercial (C&I) loans. As of June 30, 2026, CRE loans totaled $949.4 million with the largest collateral segments being: apartment buildings ($161.9 million), hotels and motels ($105.8 million), and office buildings ($100.1 million), primarily in the Bank's market area of south-central Pennsylvania. The Bank’s CRE non-owner occupied concentration ratio was 348.2% of risk-based capital as of June 30, 2026, down from 349.9% on December 31, 2025.

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Deposits: Increased $88.8 million or 4.8% (9.6% annualized)) from year-end 2025. The majority of the growth occurred in noninterest-bearing checking accounts and money management accounts, which was partially offset by a decrease in interest-bearing checking and savings accounts. At June 30, 2026, 17.7% of total deposits were in noninterest checking accounts, compared to 16.9% at year-end 2025. For the first six months of 2026, the cost of total deposits was 1.51%, a decrease from 1.85% for the full year of 2025. On June 30, 2026, the Bank estimated that approximately 90% of its deposits were FDIC insured or collateralized.

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Shareholders' Equity: Increased $8.6 million to $183.8 million on June 30, 2026 from year-end 2025, and retained earnings increased $10.2 million, net of dividends of $3.0 million, over the same period.  The accumulated other comprehensive loss (AOCI) increased $1.9 million during the first six months of 2026 to $23.5 million. On June 30, 2026, the book value of the Corporation's common stock was $40.91 per share and tangible book value (1) increased $1.81 per share from December 31, 2025 to $38.90 per share.  In December 2025, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and 10,950 shares were repurchased in the first six months of 2026 under the approved plan to fund the dividend reinvestment plan.  The Bank is considered to be well-capitalized under regulatory guidance as of June 30, 2026.

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Average Assets:  Average interest-earning assets for the first six months of 2026 were $2.198 billion, compared to $2.146 billion for the same period in 2025, an increase of 2.5%. This increase occurred primarily in the loan portfolio which increased 8.8%, driven by a $82.2 million (9.9%) increase in commercial real estate loans and a $44.0 million (17.6%) increase in first lien 1-4 residential real estate loans. The yield on earning assets decreased from 5.28% for the first six months of 2025 to 5.25% for the first six months of 2026. The yield on the loan portfolio increased by 9 basis points, but this increase was partially offset as higher yielding investments continued to paydown and the yield on interest-earning deposits in other banks declined. The yield on earning assets was 5.22% for the second quarter of 2026.   Total deposits averaged $1.878 billion for the first six months of 2026, an increase of $26.7 million (1.4%) over the average balance for the same period in 2025.  The cost of total deposits decreased from 1.95% for the first six months of 2025 to 1.51% for the first six months of 2026 and decreased to 1.50% for the second quarter of 2026.

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Nonperforming Assets: Nonperforming loans (nonaccrual loans and loans 90 days past due and still accruing) totaled $17.7 million on June 30, 2026, compared to $8.5 million on December 31, 2025, an increase of $9.2 million due to the addition of an $8.8 million CRE loan to nonaccrual status during the second quarter of 2026.  Nonperforming loans were 1.1% of total gross loans on June 30, 2026 compared to 0.55% on December 31, 2025. The nonperforming loans are comprised primarily of two (2) CRE loans to unrelated borrowers totaling $17.4 million.  Of these two CRE loans, one is for a matured $7.0 million construction loan on a mixed-use commercial project.  During the second quarter, the Bank committed to provide additional funding of up to $2.5 million (with $1.6 million advanced as of June 30, 2026) to fully enclose the property and protect the collateral, and to pay all past due construction costs. As part of this funding commitment, a forbearance agreement was signed by the developer that ceased all construction until funding from new sources was acquired, established specific performance criteria for the developer, and established specific remedies for the Bank in the event of non-compliance with the forbearance agreement.   Based on a discounted “as-is” appraisal received in the first quarter of 2026 and the additional funding committed, the Bank increased its specific reserve from $1.0 million on March 31, 2026, to $1.2 million on June 30, 2026. The second CRE loan totals $8.8 million and is secured by six (6) commercial office buildings. This loan is a purchased participation loan where the Bank is not the lead lender. The loan was placed on nonaccrual status during the second quarter of 2026, and as of June 30, 2026, the Bank has a specific reserve of $734 thousand based on a recent appraisal.

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Allowance for Credit Losses (ACL): The ACL to loans ratio was 1.36% on June 30, 2026, compared to 1.32% on December 31, 2025.  The increase is driven by the increase in the specific reserves previously discussed above. The allowance for credit losses (ACL) for unfunded commitments was $2.0 million on June 30, 2026, and $1.9 million on December 31, 2025.

Income Statement Highlights – Second Quarter Comparison 2026 v. 2025

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Net income: Net income for the second quarter of 2026 was $6.6 million ($1.47 per diluted share) compared to $5.90 million ($1.32 per diluted share) for the second quarter of 2025, an increase of 11.9%.

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Net Interest Income: $19.3 million for the second quarter of 2026 compared to $17.2 million for the second quarter of 2025, an increase of $2.1 million, or 12.2%.  The improvement was driven primarily by a decrease in interest expense, as the increase in interest from loans was partially offset by a decrease in interest from the investment portfolio.

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Provision for Credit Losses: For the second quarter of 2026, the provision for credit losses on loans was $1.6 million compared to $704 thousand for the same quarter of 2025. The increased provision for credit losses on loans was due primarily to an increase in the specific reserve on two nonaccrual loans discussed above.   The provision for credit losses on unfunded commitments was $39 thousand for the second quarter of 2026 compared to a reversal of $69 thousand for the second quarter of 2025.

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Noninterest Income: Noninterest income totaled $5.1 million for the second quarter of 2026 compared to $5.1 million for the same quarter of 2025. As compared to the prior year quarter, wealth management fees and the gain on sale of loans increased, but the increase was nearly offset by a state sales tax refund recorded in the second quarter of 2025.

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Noninterest Expense: For the second quarter of 2026 was $14.6 million compared to $14.4 million for the second quarter of 2025 (an increase of 1.5%).  The increase in salary expense was more than offset by a decrease in health insurance expense during the quarter, and other operating expense increased $230 thousand.

•	Income Tax: The effective income tax rate was 19.9% for the second quarter of 2026 and 19.3% for the same period in 2025.

Income Statement Highlights – Year-to-date Comparison  2026 v. 2025

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Net income: Net income for the second quarter of 2026 was $6.6 million ($1.47 per diluted share) compared to $5.90 million ($1.32 per diluted share) for the second quarter of 2025, an increase of 11.9%.

•

Net Interest Income: $19.3 million for the second quarter of 2026 compared to $17.2 million for the second quarter of 2025, an increase of $2.1 million, or 12.2%.  The improvement was driven primarily by a decrease in interest expense, as the increase in interest from loans was partially offset by a decrease in interest from the investment portfolio.

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Provision for Credit Losses: For the first six months of 2026, the provision for credit losses on loans was $1.8 million compared to $1.5 million for the same period of 2025. The provision for credit losses on unfunded commitments was $58 thousand for the first six months of 2026 compared to a reversal of $40 thousand for the same period of 2025.

•

Noninterest Income: Noninterest income totaled $10.5 million for the first six months of 2026 compared to $9.7 million for the same period of 2025, an increase of 8.7%. The increase was spread across nearly all fee income categories with the largest increases in wealth management fees and gains on loan sales and deposit fees.

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Noninterest Expense: For the first six months of 2026, noninterest expense was $30.0 million compared to $29.0 million for the same period of 2025 (an increase of 3.4%).   The increases occurred primarily in salaries, professional fees, and Pennsylvania shares tax, and were partially offset by a decrease in FDIC insurance premiums.

•	Income Tax: The effective income tax rate was 20.0% for the six months of 2026 and 19.0% for the same period in 2025.
(1)	Non-GAAP measure. See GAAP versus Non-GAAP Reconciliation Presentations that follows.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.2 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-three community banking locations in Franklin, Cumberland, Dauphin, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more  information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC''). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of I995. Such forward-looking statements refer to a future period or periods, reflecting management's current views as to likely future developments, and use words "may," "will," "expect," "believe," "estimate," "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology,  the intensification of competition within the Corporation's market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

FRANKLIN FINANCIAL SERVICES CORPORATION (unaudited)

Income Statement	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025	% Change

Interest income
Loans, including fees	$23,159	$22,567	$21,425	$45,727	$41,289	10.7%
Interest and dividends on investments:
Taxable interest	3,480	3,616	4,524	7,096	9,349	-24.1%
Tax exempt interest	265	266	269	530	540	-1.9%
Dividend income	201	202	189	404	379	6.6%
Interest-earning deposits in other banks	1,826	1,119	2,193	2,944	4,101	-28.2%
Total interest income	28,931	27,770	28,600	56,701	55,658	1.9%
Interest expense
Deposits	7,202	6,887	8,918	14,089	17,948	-21.5%
FHLB overnight borrowings and advances	2,181	2,157	2,181	4,339	4,339	0.0%
Subordinate notes	201	205	263	406	528	-23.1%
Total interest expense	9,584	9,249	11,362	18,834	22,815	-17.4%
Net interest income	19,347	18,521	17,238	37,867	32,843	15.3%
Provision for credit losses - loans	1,600	202	704	1,802	1,454	23.9%
Provision for credit losses - unfunded commitments	39	19	(69)	58	(40)	-245.0%
Total provision for credit losses	1,639	221	635	1,860	1,414	31.5%
Net interest income after credit loss expense	17,708	18,300	16,603	36,007	31,429	14.6%
Noninterest income
Wealth management fees	2,567	2,306	2,419	4,873	4,633	5.2%
Loan service charges	289	238	294	527	503	4.8%
Gain on sale of loans	227	318	132	545	241	126.1%
Deposit service charges and fees	694	647	613	1,341	1,218	10.1%
Other service charges and fees	521	482	480	1,002	963	4.0%
Debit card income	632	618	608	1,251	1,167	7.2%
Increase in cash surrender value of life insurance	135	132	116	267	230	16.1%
Change in fair value of equity securities	—	—	0	—	(7)	-100.0%
Other	84	619	441	703	716	-1.8%
Total noninterest income	5,149	5,360	5,103	10,509	9,664	8.7%
Noninterest Expense
Salaries	6,453	6,237	6,210	12,690	12,386	2.5%
Employee benefits	2,162	2,788	2,654	4,949	4,984	-0.7%
Net occupancy	1,178	1,241	1,146	2,419	2,371	2.0%
Marketing and advertising	362	426	353	788	786	0.3%
Legal and professional	556	695	537	1,251	1,064	17.6%
Data processing	1,578	1,540	1,514	3,119	3,071	1.6%
Pennsylvania bank shares tax	236	254	137	490	297	65.0%
FDIC Insurance	367	483	409	850	954	-10.9%
ATM/debit card processing	383	377	344	760	683	11.3%
Telecommunications	128	135	109	262	216	21.3%
Other	1,206	1,177	976	2,382	2,153	10.6%
Total noninterest expense	14,609	15,353	14,389	29,960	28,965	3.4%
Income before income taxes	8,248	8,307	7,317	16,556	12,128	36.5%
Income tax expense	1,637	1,670	1,409	3,308	2,299	43.9%
Net income	$6,611	$6,637	$5,908	$13,248	$9,829	34.8%
Per share
Basic earnings per share	$1.47	$1.48	$1.32	$2.95	$2.21
Diluted earnings per share	$1.47	$1.48	$1.32	$2.94	$2.2

Consolidated Balance Sheet (as of)	6/30/2026	3/31/2026	6/30/2025
(Dollars in thousands, except per share data)
Assets
Cash and due from banks	$25,560	$23,976	$27,426
Short-term interest-earning deposits in other banks	169,471	186,801	180,364
Total cash and cash equivalents	195,031	210,777	207,790
Long-term interest-earning deposits in other banks	750	750	999
Debt securities available for sale, at fair value	452,345	436,483	481,259
Restricted stock	8,985	8,897	8,894
Loans held for sale	2,797	1,850	1,486
Loans	1,610,619	1,572,426	1,519,157
Allowance for credit losses	(21,864)	(20,729)	(19,122)
Net Loans	1,588,755	1,551,697	1,500,035
Other assets	86,518	87,064	86,282
Total assets	2,335,181	2,297,518	2,286,745

Liabilities
Deposits
Noninterest-bearing checking	341,103	331,658	294,034
Money management, savings, and interest checking	1,354,833	1,319,494	1,279,602
Time	228,652	238,558	319,835
Total deposits	1,924,588	1,889,710	1,893,471
Federal Home Loan Bank advances	200,000	200,000	200,000
Subordinate notes	10,855	10,850	19,719
Other liabilities	15,893	18,214	16,191
Total liabilities	2,151,336	2,118,774	2,129,381

Shareholders' equity
Common Stock	4,711	4,711	4,711
Additional paid-in capital	44,135	43,776	43,763
Retained earnings	165,085	160,001	146,403
Accumulated other comprehensive loss	(23,458)	(23,265)	(30,784)
Treasury stock	(6,628)	(6,479)	(6,729)
Total shareholders' equity	183,845	178,744	157,364
Total liabilities and shareholders' equity	$2,335,181	$2,297,518	$2,286,745

Assets Under Management as of (fair value)	6/30/2026	3/31/2026	6/30/2025
Wealth Management	$1,326,643	$1,271,068	$1,221,333
Held at third party brokers	154,826	145,477	138,763
Total assets under management	$1,481,469	$1,416,545	$1,360,096

Key performance ratios as of or for the period ended as shown:	As of or for the Three Months Ended			As of or for the Six Months Ended
Performance Measurements	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Return on average assets*	1.14%	1.20%	1.04%	1.17%	0.89%
Return on average equity*	14.80%	15.13%	15.64%	14.96%	13.27%
Efficiency ratio (1)	59.07%	63.64%	63.71%	61.33%	67.37%
Net interest margin*	3.50%	3.53%	3.21%	3.52%	3.13%

Shareholders' Value (per common share)
Diluted earnings per share	$1.47	$1.48	$1.32	$2.94	$2.20
Regular cash dividend paid	$0.34	$0.33	$0.33	$0.67	$0.65
Dividend payout ratio	23.10%	22.30%	24.92%	22.70%	29.39%
Book value, per share	$40.91	$39.78	$35.22
Tangible book value (1)	$38.90	$37.78	$33.20
Market value, per share	$62.60	$51.08	$34.63
Market value/book value ratio	153.02%	128.40%	98.31%
Market value/tangible book value ratio	160.91%	135.22%	104.28%
Price/earnings multiple*	10.65	8.63	6.56
Current quarter dividend yield*	2.17%	2.58%	3.81%

Safety and Soundness
Net loans recovered (charged-off)/average loans*	-0.12%	-0.03%	0.00%	-0.07%	0.00%
Nonperforming loans / gross loans	1.10%	0.54%	0.71%
Nonperforming assets / total assets	0.76%	0.37%	0.47%
Allowance for credit losses / loans	1.36%	1.32%	1.26%

* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure reconciliation

GAAP versus non-GAAP Reconciliation Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of
	6/30/2026	3/31/2026	6/30/2025
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$183,845	$178,744	$157,364
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value	174,829	169,728	148,348

Shares outstanding (in thousands)	4,494	4,493	4,468

Tangible book value per share	$38.90	$37.78	$33.20

	For the three months ended			For the Year to date period ended
Efficiency Ratio (non-GAAP)	6/30/2026	3/31/2026	6/30/2025	6/30/2026	6/30/2025
Noninterest expense	$14,609	$15,353	$14,389	$29,960	$28,965

Net interest income	19,347	18,521	17,238	37,867	32,843
Plus tax equivalent adjustment to net interest income	237	245	245	474	490
Plus noninterest income, net of securities gains/losses	5,149	5,360	5,103	10,509	9,664
Total revenue	$24,733	$24,126	$22,586	$48,850	$42,997

Efficiency ratio: noninterest expense /total revenue	59.07%	63.64%	63.71%	61.33%	67.37%